Exhibit 3.5

CERTIFICATE OF DESIGNATIONS OF

SERIES C CONVERTIBLE PREFERRED STOCK

OF

MOLECULAR IMAGING CORPORATION

a Delaware corporation

The undersigned, being the duly elected and acting Chief Executive Officer of Molecular Imaging Corporation, a Delaware corporation (the “Corporation”), hereby certifies that pursuant to the authority contained in the Corporation’s Amended and Restated Certificate of Incorporation, as amended, and in accordance with the provisions of the General Corporation Law of the State of Delaware, the Corporation’s Board of Directors has adopted the following resolutions creating a series of its Preferred Stock designated as Series C Convertible Preferred Stock:

WHEREAS, the Corporation’s Amended and Restated Certificate of Incorporation provides for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

WHEREAS, the Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of any of them.

WHEREAS, the Corporation created (i) a Series A Convertible Preferred Stock pursuant to the Certificate of Designation filed by the Corporation with the Secretary of State of the State of Delaware on March 2, 2000 (the “March 2000 Certificate”) and (ii) a Series B Convertible Preferred Stock pursuant to the Certificate of Designation filed by the Corporation with the Secretary of State of the State of Delaware on October 5, 2000 (the “October 2000 Certificate”);

WHEREAS, no shares of the Corporation’s Series A Convertible Preferred Stock are outstanding and no shares of Series A Convertible Preferred Stock will be issued pursuant to the March 2000 Certificate, and no shares of the Corporation’s Series B Convertible Preferred Stock are outstanding and no shares of Series B Convertible Preferred Stock will be issued pursuant to the October 2000 Certificate;

RESOLVED, the March 2000 Certificate with respect to the Series A Convertible Preferred Stock, and the October 2000 Certificate with respect to the Series B Convertible Preferred Stock, are eliminated from the Corporation’s Amended and Restated Certificate of Incorporation of the Corporation FURTHER RESOLVED, that the Board of Directors hereby fixes and determines the designations of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a new series of Preferred Stock as follows:

(a) Designation. The series of Preferred Stock is hereby designated Series C Convertible Preferred Stock (the “Series C Preferred Stock”).

(b) Designated Shares. The number of designated shares constituting the Series C Preferred Stock shall be 1,100,000 shares of such series.

(c) Dividends. The holder of the Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors on shares of Series C Stock. The holder of the outstanding Series C Preferred Stock shall be entitled to receive, pari passu with the holders of the Common Stock, dividends (whether in the form of cash, stock (other than Common Stock), evidences of indebtedness or other property) declared and paid on shares of the Common Stock, based on the number of shares of Common Stock into which the Series C Preferred Stock is convertible on the record date for such dividend.

(d) Liquidation Preference.

(i) Preference upon Liquidation, Dissolution or Winding Up. In the event of any dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of each outstanding share of Series C Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to shareholders, whether such assets are capital, surplus or earnings, an amount equal to $1.00 (the “Series C Purchase Price”) per share of Series C Preferred Stock held (as adjusted for any stock splits, stock dividends or recapitalizations of the Series C Preferred Stock) and any declared but unpaid dividends on such share, before any payment shall be made to the holders of the Common Stock, or any other stock of the Corporation ranking junior to the Series C Preferred Stock with regard to any distribution of assets upon liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets to be distributed to the holders of the Series C Preferred Stock shall be insufficient to permit payment to such shareholders of the full preferential amounts aforesaid, then all of the assets of the Corporation available for distribution to shareholders shall be distributed to the holders of Series C Preferred Stock. Each holder of the Series C Preferred Stock shall be entitled to receive that portion of the assets available for distribution as the number of outstanding shares of Series C Preferred Stock held by such holder bears to the total number of shares of Series C Preferred Stock. Such payment shall constitute payment in full to the holders of the Series C Preferred Stock upon the liquidation, dissolution or winding up of the Corporation. After such payment shall have been made in full, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of the holders of Series C Preferred Stock, so as to be available for such payment, such holders of Series C Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation.

(ii) Consolidation, Merger and Other Corporate Events. A consolidation or merger of the Corporation (except into or with a subsidiary corporation) or a sale, lease, mortgage, pledge, exchange, transfer or other disposition of all or substantially all of the assets of the Corporation or any reclassification of the stock of the Corporation (other than a change in par value or from no par to par, or from par to no par or as the result of an event described in subsections (iv) through (vii) of paragraph (g)), shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph (d). In no event shall the issuance of new classes or series of stock junior to the Series C Preferred Stock, or any stock splits be deemed a “reclassification” under or otherwise limited by the terms hereof.

(iii) Distribution of Cash and Other Assets. In the event of a liquidation, dissolution or winding up of the Corporation resulting in the availability of assets other than cash for distribution to the holders of the Series C Preferred Stock, the holders of the Series C Preferred Stock shall be entitled to a distribution of cash and/or assets equal to the value of the liquidation preference stated in subsection (i) of this paragraph (d), which valuation shall be made solely by the Board of Directors, and provided that such Board of Directors was acting in good faith, shall be conclusive.

(iv) Distribution to Junior Security Holders. After the payment or distribution to the holders of the Series C Preferred Stock of the full preferential amounts aforesaid, the holders of the Series C Preferred Stock shall have no further rights in respect of such Series C Preferred Stock, which shall become null and void, and the holders of the Common Stock then outstanding, or any other stock of the Corporation ranking as to assets upon liquidation, dissolution or winding up of the Corporation junior to the Series C Preferred Stock, shall be entitled to receive all of the remaining assets of the Corporation.

(v) Preference; Priority. References to a stock that is “senior” to, on a “parity” with or “junior” to other stock as to liquidation shall refer, respectively, to rights of priority of one series or class of stock over another in the distribution of assets on any liquidation, dissolution or winding up of the Corporation. The Series C Preferred Stock shall be senior to the Common Stock of the Corporation and senior to any subsequent series of Preferred Stock issued by the Corporation. Without the written consent of the holders of Series C Preferred Stock holding at least sixty six and two thirds percent (66 2/3%) of the number of shares of Series C Preferred Stock then outstanding, the Corporation shall not issue any stock senior to or on a parity with the Series C Preferred Stock while shares of Series C Preferred Stock remain outstanding.

(e) Redemption. The Corporation, at its option, may, at any time after the date that is six months after the Original Issue Date (as defined below) until the second anniversary thereof, redeem all of the then outstanding Series C Preferred Stock on any date set by the Board of Directors, at a cash redemption price equal to $1.00 per share plus, in each case, (A) an amount in cash equal to (i) $.25 per share if such election to redeem occurs during the first year after the effective date of this Certificate, or (ii) $.35 per share if such election to redeem occurs during the second year after the effective date of this Certificate, and (B) all dividends on the Series C Preferred Stock declared and unpaid on such share to the date fixed for redemption (such sum being hereinafter referred to as the “Redemption Price”); provided, however, that the Corporation may redeem outstanding Series C Preferred Stock only if the Registration Statement (as defined below) is effective from the date that the Corporation gives notice of such proposed redemption as provided herein through the redemption date.

Not more than 15 nor less than 10 days prior to the redemption date, the Company shall provide notice to the holders of record of the Series C Preferred Stock to be redeemed. Each such notice of redemption shall specify the date fixed for redemption; the Redemption Price; the place or places of payment; that the right of holders of Series C Preferred Stock called for redemption to exercise their conversion right pursuant to paragraph (e) shall expire as to such shares on the date fixed for redemption (provided that there is no default in payment of the Redemption Price); that payment of the Redemption Price will be made immediately upon presentation and surrender of certificates representing the shares of Series C Preferred Stock; and that declared but unpaid dividends to the date fixed for redemption will be paid on the date fixed for redemption.

Any notice which is delivered as herein provided shall be conclusively presumed to have been duly given, whether or not a holder of the Series C Preferred Stock receives such notice; and failure so to give such notice, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption (other than shares which have been duly surrendered for conversion at or before the close of business on the date fixed for redemption) shall surrender the certificate or certificates evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, the dividends with respect to the shares so called shall cease to accumulate on and after the date fixed for redemption, such shares shall no longer be deemed outstanding, the holders thereof shall cease to be shareholders, and all rights whatsoever with respect to such shares (except the right of the holders thereof to receive the Redemption Price without interest upon surrender of their certificates) shall terminate.

(f) Voting Rights. Except as otherwise required by law, the holder of shares of Series C Preferred Stock shall not have the right to vote on matters that come before the shareholders.

(g) Conversion Rights. The holders of Series C Preferred Stock will have the following conversion rights:

(i) Right to Convert. Subject to and in compliance with the provisions of this paragraph (g), any issued and outstanding shares of Series C Preferred Stock may, at the option of the holder, in minimum increments of two hundred seventy five thousand (275,000) shares of Series C Preferred Stock, be converted at any time or from time to time into fully paid and nonassessable shares of Common Stock at the conversion rate in effect at the time of conversion, determined as provided herein.

(ii) Mechanics of Conversion. Before any holder of Series C Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Common Stock, and shall give written notice (the “Conversion Notice”) to the Corporation at such office that he elects to convert the same and shall state therein the number of shares of Series C Preferred Stock being converted. Thereupon, the Corporation shall within five business days of a Conversion Notice issue and deliver at such office to such holder of Series C Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled, and, to the extent required, a certificate representing any shares of Series C Preferred Stock not converted into Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(iii) Conversion Price. The number of shares into which one share of Series C Preferred Stock shall be convertible shall be determined by dividing $1.00 (the “Series C Purchase Price”) by the then existing Conversion Price (as set forth below). The “Conversion Price” per share for the Series C Preferred Stock shall be equal to 80% of the Market Price (as defined below), rounded to the nearest hundredth of a cent; provided, however, that upon the occurrence and during the continuance of an uncured Event of Default (as defined below), the Conversion Price per share for the Series C Preferred Stock shall be equal to 70% of the Market Price, rounded to the nearest hundredth of a cent; provided further, however, that, subject to the provisions of the next sentence, in no event shall the Conversion Price be less than $05 per share (the “Floor Price”) or exceed $.25 per share (the “Ceiling Price”). Both the Floor Price and Ceiling Price shall be further adjusted upon the occurrence of any event described in paragraph (g)(iv)-(viii). As used herein, the term “Event of Default” means and includes any of the following events: (a) the commencement by the Corporation of a voluntary case or proceeding under the bankruptcy laws, or (b) the Corporation’s failure to: (i) discharge or stay a bankruptcy proceeding within sixty (60) days of such action being taken against the Corporation; (ii) file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) within forty five (45) days after the Original Issue Date; (iii) have the Registration Statement declared effective by the SEC within one hundred twenty (120) days after filing; or (iv) maintain the trading of the Common Stock on the OTC Bulletin Board or subsequent market and such failure remains uncured for a period of ten (10) days.

For purposes of determining the Conversion Price, the “Market Price” shall equal the average of the lowest three inter-day bid prices of the Corporation’s Common Stock (which need not occur on consecutive trading days), as obtained from the Nasdaq Stock Market, Bloomberg Financial Services or another similar service, during the ten (10) trading days immediately preceding the date of the Conversion Notice, (which may include trading days prior to the date the Series C Preferred Stock is first issued (the “Original Issue Date”); provided, that such ten (10) trading day period shall not include any trading days during such period on which (i) trading of the Corporation’s Common Stock is suspended by, or not eligible for trading on, the OTC Bulletin Board market or a subsequent market on which the Corporation’s Common Stock is then traded, or (ii) after the date the Registration Statement is declared effective by the Securities and Exchange Commission (the “SEC”), the prospectus included in the Registration Statement may not be used by the holder for resale of such Conversion Shares because the Corporation’s Common Stock is suspended by, or not eligible for trading on, the OTC Bulletin Board Market or a subsequent market on which the Corporation’s Common Stock is then traded, or (iii) after the date the Registration Statement is declared effective by the SEC, the prospectus included in the Registration Statement for the Conversion Shares may not otherwise be used by the holder for the resale of Conversion Shares (provided such inability to use the prospectus is not (a) caused by the holder or (b) more than thirty (30) days as a result of the Company’s filing of post-effective amendments to the Registration Statement); provided, further, that if the events described in clauses (i), (ii) and (iii) above preclude the determination of the Market Price, the “Market Price” shall be determined by the Board of Directors of the Company in good faith in its reasonable business judgment; provided, that if the Common Stock is then traded on the OTC

Bulletin Board market or any subsequent market, the “Market Price” as determined by the Board of Directors of the Company shall not exceed the last reported sale price of the Common Stock on such market, and the “Conversion Price” per share for the Series C Preferred Stock shall be equal to 70% of the Market Price as so determined by the Board of Directors of the Company.

(iv) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time, or from time to time after the Original Issue Date, effect a subdivision of the outstanding Common Stock, the Floor Price and Ceiling Price in effect immediately prior thereto shall be proportionately decreased, and conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Floor Price and Ceiling Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph (g)(iv) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(v) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Floor Price and Ceiling Price for the Series C Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Floor Price and Ceiling Price for such Series C Preferred Stock then in effect by a fraction:

(A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Floor Price and Ceiling Price for the Series C Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter, the Floor Price and Ceiling Price for the Series C Preferred Stock shall be adjusted pursuant to this paragraph (g)(v) as of the time of actual payment of such dividends or distributions.

(vi) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of such Series C Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series C Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this paragraph (g) with respect to the rights of the holders of the Series C Preferred Stock.

(vii) Adjustment for Reclassification Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this paragraph (g)), then and in each such event the holder of each share of Series C Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series C Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(viii) Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this paragraph (g)) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series C Preferred Stock shall thereafter be entitled to receive upon conversion of such Series C Preferred Stock, the number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph (g) with respect to the rights of the holders of the Series C Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this paragraph (g) (including adjustment of the Floor Price and Ceiling Price then in effect and the number of shares issuable upon conversion of the Series C Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(ix) Certificate of Adjustment. In each case of an adjustment or readjustment of the Floor Price and Ceiling Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series C Preferred Stock, the Corporation shall compute such adjustment or readjustment in accordance herewith and the Corporation’s Chief Financial Officer shall prepare and sign a certificate showing such adjustment or readjustment, and shall deliver such certificate to each registered holder of the Series C Preferred Stock at the holder’s address or facsimile number as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

(x) Notices of Record Date. In the event of (A) any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (B) any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation or any transfer of all or substantially all of the assets of the Corporation to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall deliver to each holder of Series C Preferred Stock at least 10 days prior to the record date specified therein, a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (3) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares, of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

(xi) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the closing bid price of the Common Stock on the OTC Bulletin Board or other automated quotation system on which the Common Stock is quoted on the date of conversion, or, if the Common Stock is not quoted on any such quotation system, the fair market value of one share of the Corporation’s Common Stock on the date of conversion, as determined in good faith by the Board of Directors.

(xii) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of shares of Common Stock as are necessary to effect the conversion of all outstanding shares of Series C Preferred Stock at the Floor Price, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock at the Floor Price, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, and, pending the completion of such corporate action, reserve and keep available for such purpose (a) all authorized but unissued shares of Common Stock not previously reserved for issuance upon exercise of options, warrants or other outstanding convertible securities of the Company (“Convertible Securities”), and (b) all authorized but unissued shares of Common Stock previously reserved for issuance upon exercise of Convertible Securities that become available for reserve because such Convertible Securities cease to be exercisable. Notwithstanding the foregoing, the holder(s) of Series C Preferred Stock acknowledge that as of the Original Issue Date the Company has available for issuance the number of shares of Common Stock as described in the Disclosure Schedule to the Subscription Agreement.

(xiii) Payment of Taxes. The Corporation will pay all transfer taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series C Preferred Stock.

(xiv) No Dilution or Impairment. The Corporation shall not amend its Amended and Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, without the approval of a majority of the then outstanding Series C Preferred Stock.

(h) Notices. Any notice required by the provisions of this Certificate of Designation to be given to the holders of shares of Series C Preferred Stock shall be deemed given (A) if delivered personally or by nationally recognized overnight courier, on the date of delivery, or (B) if delivered by facsimile, on the date of transmission confirmed electronically, in each case addressed to each holder of record at its address or facsimile number appearing on the books of the Corporation.

(i) No Reissuance of Preferred Stock. Any shares of Series C Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be canceled, retired and eliminated from the shares of Series C Preferred Stock that the Corporation shall be authorized to issue. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in the Articles of Incorporation or in any certificate of designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

(j) Severability. If any right, preference or limitation of the Series C Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

IN WITNESS WHEREOF, Molecular Imaging Corporation has caused this Certificate of Designations of Series C Preferred Stock to be executed by Paul Crowe, its Chief Executive Officer, this 2nd day of June 2004.

/s/ PAUL CROWE
Paul Crowe, Chief Executive Officer

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